Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of uniQure B.V., filed pursuant to Rule 462(b) under the Securities Act of 1933,  of our report dated October 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the for the 5-for-1 consolidation of shares which had the effect of a reverse share split described in Note 1, as to which the date is January 31, 2014, relating to the financial statements of uniQure B.V., which appears in the Registration Statement on form F-1,  Amendment No. 4 (File No. 333-193158) of uniQure B.V. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form F-1, Amendment No. 4 (File No. 333-193158).

PricewaterhouseCoopers Accountants N.V.
Utrecht, The Netherlands
February 4, 2014

/s/ drs. A.CM. van der Linden RA